Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of the common stock and preferred stock of Xperi Holding Corporation (the “Company”) is not complete and is qualified in its entirety by reference to the Company’s certificate of incorporation and bylaws, which are attached as Exhibits 3.2 and 3.4, respectively, to this Annual Report on Form 10-K of which this exhibit is a part and are incorporated herein by reference.

Authorized Capital Stock

The total number of shares of capital stock which the Company shall have authority to issue is 365,000,000 shares. This authorized capital stock consists of 350,000,000 shares of common stock and 15,000,000 shares of preferred stock, each having a par value of $0.001 per share.

There were 103,276,142 shares of common stock outstanding as of February 7, 2022.

Common Stock

 Each holder of a share of common stock of the Company will be entitled to one vote for each share, and the common stock will have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of the preferred stock). Stockholders of the Company will have no preemptive rights and no rights to convert their common stock into any other securities. There will also be no redemption or sinking fund provisions applicable to the common stock.

Stockholders of the Company will be entitled to receive dividends as may be declared from time to time by the Company’s board out of funds legally available therefor. The stockholders are entitled to share pro rata, upon any liquidation or dissolution of the Company, in all remaining assets available for distribution to stockholders after payment or providing for the Company’s liabilities and the liquidation preference of any outstanding preferred stock. The rights, preferences and privileges of the stockholders are subject to and may be adversely affected by the rights of holders of any series of preferred stock that the Company may designate and issue at the effective time and in the future.

The shares of common stock will be subject to certain transfer restrictions intended to preserve tax attributes of the Company pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Such restrictions will apply to future transfers made by 4.91% stockholders, transferees who are 4.91% stockholders, transferees who are related to a 4.91% stockholder, transferees acting in coordination with a 4.91% stockholder, or transfers that would result in a stockholder becoming a 4.91% stockholder in order to avoid potential limitation on such tax attributes pursuant to Section 382 of the Code. Such restrictions will expire on the earlier of (i) the repeal of Section 382 or any successor statute if the board of directors determines that such restrictions are no longer necessary or desirable for the preservation of certain tax benefits, (ii) the beginning of a taxable year to which the board of directors determines that no tax benefits may be carried forward, (iii) the date that is three years and one day following the close of the merger or (iv) such other date as the board of directors shall fix in accordance with the Company’s certificate of incorporation.

The common stock is listed on the Nasdaq Global Select Market under the symbol “XPER.”

 Additional Classes or Series of Preferred Stock

The Company’s certificate of incorporation will permit the Company’s board, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series of preferred stock with such designations, powers, preferences, special rights, qualifications, limitations and restrictions as the board may determine from time to time. Accordingly, without action by the stockholders, the board may designate and authorize the issuance of additional classes or series of preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding up that are superior to those of common stock.

Certificate of Incorporation and Bylaw Provisions; Takeover Statutes

A number of provisions in the Company’s certificate of incorporation, bylaws and the General Corporation Law of the State of Delaware (the “DGCL”) may make it more difficult to acquire control of the Company or remove its management.

Structure of Board

The Company’s board will be elected annually. The Company’s bylaws provides that each director of the Company will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. The Company’s board, in accordance with the bylaws, shall consist of not less than six (6) and not more than nine (9) directors as fixed from time to time by resolution of a majority of the total number of directors on the board. The board currently consists of eight (8) directors. Furthermore, subject to the rights of holders of any class or series of preferred stock to elect directors, any vacancies on the board caused by death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. This provision could prevent a stockholder from obtaining majority representation on the Company’s board by allowing the board to enlarge the board and fill the new directorships with the board’s own nominees.

Nominating and Corporate Governance Committee of the Board

Under the terms of the merger agreement between Xperi Corporation and TiVo (the “Merger Agreement”) and the Company’s bylaws, the Company’s board of directors established a nominating and corporate governance committee whose principal duties are to assist the board of directors by identifying individuals qualified to become members of the board of directors consistent with criteria approved by the board of directors, to recommend to the board of directors for its approval the slate of nominees to be proposed by the board of directors to the stockholders for election to the board of directors, to develop and recommend to the board of directors the governance principles applicable to the corporation, as well as such other duties and responsibilities delegated to it by the board of directors and specified for it under applicable law and the rules and requirements of Nasdaq.

Pursuant to the terms of the Merger Agreement, for a period of two years from June 1, 2020, the Nominating and Governance Committee shall consist of four members, two of whom shall be designated by the board of directors of Xperi Corporation and two of whom shall be designated by the board of Directors of TiVo.

Removal of Directors

In accordance with the DGCL and subject to the rights of the holders of any class or series of preferred stock, the entire board or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting as a single class.

Advance Notice of Proposals and Nominations

The Company bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the principal executive offices of the Company not later than the 90th day nor earlier than the 120th day prior to the one (1)-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. The Company’s bylaws also specify the form and content of a stockholder’s notice. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.

Limits on Special Meetings

The Company’s bylaws and certificate of incorporation provide that special meetings of stockholders may be called at any time by the board of directors, or by a majority of the members of the board of directors, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authority, as provided in a resolution of the board of directors or in these bylaws, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

Amendment of the Company’s Bylaws

The Company’s board will be authorized to amend, alter, change, adopt and repeal the Company’s bylaws by a majority vote. Company stockholders also will have the power to amend, alter, change, adopt and repeal the Company’s bylaws by the affirmative vote of the holders of not less than 66 2/3% of the shares then entitled to vote at an election of directors, voting as a single class.

Preferred Stock

Please see “Additional Classes or Series of Preferred Stock” above. The Company’s ability to issue an indeterminate number of shares of the authorized shares of preferred stock with such rights, privileges and preferences as the Company’s board may fix may have the effect of delaying or preventing a takeover or other change of control of the Company.

Takeover Statutes

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three (3) years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

The Company does not expect to opt out of the protections of Section 203 of the DGCL. As a result, the statute will apply to the Company.

Exclusive Forum

The Company’s certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or Company stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL, the Company’s certificate of incorporation or bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware. The Company’s certificate of incorporation also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision does not apply to claims brought under the Exchange Act.